Exhibit 5.1

December 31, 2008

Beacon Power Corporation
65 Middlesex Road
Tyngsboro, MA 01879

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of Beacon Power Corporation (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.  The Registration Statement relates to the registration of the resale of 171,958 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), issuable upon exercise of Common Stock Warrants (the “Warrants”) to purchase such shares in accordance with the terms thereof.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares.  We have made such examination as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants and as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting Delaware General Corporation Law, and the federal laws of the United States.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein.

Very truly yours,

Edwards Angell Palmer & Dodge LLP

By:	/s/ Albert L. Sokol
Albert L. Sokol